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                                  Exhibit 3.1

                     Restated Certificate of Incorporation
                                      of
                         SunGard(R) Data Systems Inc.

SunGard Data Systems Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies that:

1. The present name of the Corporation is SunGard Data Systems Inc. The name under which the Corporation was originally incorporated is SIS CORPORATION, and the date of filing of its original certificate of incorporation with the Secretary of State of the State of Delaware is June 29, 1982.

2. The only amendment effected by this Restated Certificate of Incorporation is an amendment to the first sentence of ARTICLE FOURTH, increasing the number of authorized shares of the Corporation's Common Stock by 60,000,000 shares. Such amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

3. Other than such amendment, this Restated Certificate of Incorporation only restates and integrates and does not further amend the provisions of the Corporation's certificate of incorporation as heretofore amended or supplemented, and there is no discrepancy between those provisions and the provisions of this Restated Certificate of Incorporation. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the General Corporation Law of the State of Delaware.

4. The Corporation's certificate of incorporation is hereby restated in its entirety as follows:

   FIRST: The name of the corporation is SunGard Data Systems Inc. (the "Corporation").

   SECOND: The address of the registered office of the Corporation in the State of Delaware is No. 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

   THIRD: The purposes for which the Corporation was formed are to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

   FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 125,000,000 shares, consisting of 5,000,000 shares of Preferred Stock, par value $0.01 per share, as more fully described in Section A. below (the "Preferred Stock"), and 120,000,000 shares of Common Stock, par value $0.01 per share, as more fully described in Section B. below (the "Common Stock").

      A.  Preferred Stock.  The shares of Preferred Stock may be divided and
          ---------------
   issued from time to time in one or more series as may be designated by the Board of Directors of the Corporation, each such series to be distinctly titled and to consist of the number of shares
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   designated by the Board of Directors.  All shares of any one series of
   Preferred Stock so designated by the Board of Directors shall be alike in every particular, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon (if any) shall accrue or be cumulative (or both). The designations, preferences and relative, participating, optional or other special rights (if any), and the qualifications, limitations or restrictions thereof (if any), of any series of Preferred Stock may differ from those of any and all other series at any time outstanding. The Board of Directors of the Corporation is hereby expressly vested with authority to fix by resolution the powers, designations, preferences and relative, participating, optional or other special rights (if any), and the qualifications, limitations or restrictions thereof (if any), of the Preferred Stock and each series thereof which may be designated by the Board of Directors, including, but without limiting the generality of the foregoing, the following:

         (1) The voting rights and powers (if any) of the Preferred Stock and each series thereof;

         (2) The rates and times at which, and the terms and conditions on which, dividends (if any) on the Preferred Stock, and each series thereof, will be paid and any dividend preferences or rights of cumulation;

         (3) The rights (if any) of holders of the Preferred Stock, and each series thereof, to convert the same into, or exchange the same for, shares of other classes (or series of classes) of capital stock of the Corporation and the terms and conditions for such conversion or exchange, including provisions for adjustment of conversion or exchange prices or rates in such events as the Board of Directors shall determine;

         (4) The redemption rights (if any) of the Corporation and of the holders of the Preferred Stock, and each series thereof, and the times at which, and the terms and conditions on which, the Preferred Stock, and each series thereof, may be redeemed; and

         (5) The rights and preferences (if any) of the holders of the Preferred Stock, and each series thereof, upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

      B.  Common Stock.  All shares of Common Stock shall be identical and shall
          ------------
   entitle the holders thereof to the same rights and privileges.

         (1)  Dividends.  When and as dividends are declared upon the Common
              ---------
   Stock, whether payable in cash, in property or in shares of stock of the Corporation, the holders of Common Stock shall be entitled to share equally, share for share, in such dividends.

         (2)  Voting Rights.  Each holder of Common Stock shall be entitled to
              -------------
   one vote per share.

         (3)  Liquidation.  In the event of any liquidation, dissolution or
              -----------
   winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to holders of the Preferred Stock of the full amounts to which they shall be entitled as stated and expressed herein or as may be stated and expressed pursuant hereto, the holders of Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock,

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   to share ratably according to the number of shares of the Common Stock held by them in all remaining assets of the Corporation available for distribution to its stockholders.

      C.  Other Provisions.  No holder of any of the shares of any class or
          ----------------
   series of stock or of options, warrants or other rights to purchase shares of any class or series of stock or of other securities of the Corporation shall have any preemptive right to purchase or subscribe for any unissued stock of any class or series or any additional shares of any class or series to be issued by reason of any increase of the authorized capital stock of the Corporation of any class or series, or bonds, certificates of indebtedness, debentures or other securities convertible into or exchangeable for stock of the Corporation of any class or series, or carrying any right to purchase stock of any class or series, but any such unissued stock, additional authorized shares of any class or series of stock or securities convertible into or exchangeable for stock, or carrying any right to purchase stock, may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations or associations, whether any such persons, firms, corporations or associations are holders or others, and upon such terms as may be deemed advisable by the Board of Directors in exercise of its sole discretion.

   FIFTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-law made by the Board of Directors.

   SIXTH: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

   SEVENTH:   To the fullest extent permitted by the Delaware General
   Corporation Law as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

   In witness whereof, SunGard Data Systems Inc. has caused its corporate seal to be hereunto affixed and this Restated Certificate of Incorporation to be signed by its President and attested by its Secretary this 9th day of May, 1997.

                                    SunGard Data Systems Inc.

                                    By:  /s/ James L. Mann
                                       -------------------------------
                                         James L. Mann, President

[SEAL]


Attest:  /s/ Lawrence A. Gross
         -----------------------------------
         Lawrence A. Gross, Secretary

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